Exhibit 16.1

December 22, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by BurgerFi International, Inc. under Item 4.01 of its Form 8-K filed December 22, 2020. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on December 22, 2020, effective immediately. We are not in a position to agree or disagree with other statements of BurgerFi International, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP
Marcum llp